Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement is made and entered into by and between DynTek, Inc., a Delaware corporation (the “Company”), and Steven J. Ross, an individual (“Executive”), as of the dates set forth below.

RECITALS

WHEREAS, Executive has served as the Chief Executive Officer and a director of the Company since February 2000;

WHEREAS, Executive desires to resign his employment with the Company as of June 30, 2005 (the “Resignation Date”);

WHEREAS, Executive and the Company are parties to an Employment Agreement dated as of July 1, 2004 (the “Employment Agreement”), which the parties intend to terminate as of the Resignation Date; and

WHEREAS, the Company desires Executive to remain as a member of the Board of Directors of the Company after the Resignation Date and Executive desires to remain on the Board of Directors.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, Executive and the Company, intending to be legally bound, hereby agree as follows:

1.             Resignation and Termination of Employment Agreement.  Beginning on the Resignation Date, the Company and Executive hereby agree to terminate the Employment Agreement and the Employment Agreement shall be of no further force and effect as of such date.  In addition, effective on the Resignation Date, Executive hereby resigns his position as Chief Executive Officer and shall no longer be employed by the Company.  The parties agree that termination of the Employment Agreement is by mutual consent and that Executive shall not be entitled to receive any benefits or compensation pursuant to the termination provisions, or any other provisions, under the Employment Agreement after the Resignation Date, except as specifically identified in this Agreement.  Each of the parties agrees to use its best efforts up to the Resignation Date to transfer the position of the Chief Executive Officer to a successor(s) without disruption to the operations of the Company’s business.  Executive shall continue to serve as a member of the Board of Directors of the Company after the Resignation Date until September 30, 2005, at which time Executive hereby resigns as a member of the Board of Directors of the Company.

2.             Compensation.  In reliance upon Executive’s promises, representations and releases in this Agreement, the Company shall pay Executive the following compensation.

(a)           Salary Continuation.  The Company shall provide Executive with salary continuation in an amount equal to Executive’s base salary on the Resignation Date, less legally required withholdings, on regularly scheduled paydays commencing on the day after the Resignation Date (i.e. July 1, 2005) and continuing for eleven months thereafter (i.e. until May 31, 2006).  In addition, if Executive, despite good faith, diligent efforts to obtain employment, has not become employed in a position reasonably similar to his position at the Company prior to May 31, 2006, the Company shall continue payment of Executive’s salary until the earlier of (i) the expiration of an additional six-month period or (ii) Executive’s acceptance of employment.  It is the intent of the Company to prepay a portion of the salary continuation in a lump sum payment depending on the then-current liquidity of the Company and cash position Company at the time, at the Company’s discretion.

(b)           Insurance Benefits.  The Company shall continue to pay the premiums for medical and other insurance benefits currently in place for the Executive, including for continued health insurance coverage for Executive and his currently insured dependents for eleven months following the Resignation Date, provided that Executive makes a timely election to continue such coverage under COBRA.  In addition, if Executive, despite good faith, diligent efforts to obtain employment, has not become employed in a position that provides health insurance benefits by May 31, 2006, the Company shall continue to pay the above health insurance premiums for Executive until the earlier of (i) the expiration of an additional six-month period or (ii) Executive’s acceptance of employment.  After such period, Executive may continue his health insurance coverage at his own expense if and for so long as such coverage may be permitted under COBRA.

(c)           Additional Payment.  In lieu of additional amounts under Executive’s Employment Agreement, the Company shall pay Executive an amount equal to fifty percent (50%) of Executive’s base salary on the Resignation Date, less legally required withholdings, which shall be paid in equal installments on regularly scheduled paydays commencing after the Resignation Date for a period of six months.  The Company may elect to prepay any portion of the bonus compensation in a lump sum payment at any time in its sole discretion.

(d)           Lease Reimbursement.  The Company will reimburse Executive for monthly lease payments and utilities and similar related expenses under that certain lease agreement for an apartment used by Company personnel located at 601 West 57th Street, New York, New York for the remainder of the current term.

(e)           Equipment.  Executive shall be entitled to retain the personal equipment listed on the attached Schedule A, and to the extent that the Company has any ownership rights to such equipment, the Company hereby transfers and assigns such rights to Executive.

(g)           Cessation of Board Fees.  Effective on the Resignation Date, all board of director fees shall terminate.

3.             Options.  The Company shall issue to Executive on the Resignation Date an option agreement under the 2005 Stock Incentive Plan for the purchase of up to 1,320,000 shares of the Company’s Common Stock at an exercise price equal to the lower of the average closing price of the Common Stock as reported on the OTC Bulletin Board during June, 2005, or $.58; provided, that if the average of the closing bid and asked prices of the Common Stock on the Resignation Date (the “FMV”) is higher than the lower amount above, the exercise price shall be the lower of the FMV and the other amount above.

4.             Publicity.  The parties agree, as part of the Agreement, to mutual non-disparagement provisions.  Each party agrees that it or he will not disparage or talk negatively about the other party to anyone.  Neither party shall make any public announcement relating to the transactions contemplated by this Agreement without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, that the Company may make such public disclosures concerning these matters as may be required under the applicable securities laws, including without limitation, the filing of this Agreement as an exhibit to the Company’s filings under the Securities Exchange Act of 1934, as amended.

5.             General Release.

(a)           Release by Executive.  In exchange for the consideration provided to Executive as set forth above and except for the rights granted to Executive under this Agreement or rights as a stockholder of the Company, Executive agrees to waive and release all claims, known and unknown, which he has or might otherwise have had against the Company on behalf of itself and its parent, subsidiaries and related entities and their past and present officers, directors, agents, employees, stockholders, insurers, attorneys and successors, arising prior to the date Executive executes this Agreement, including, without limitation, all claims relating in any way to any aspect of his employment, compensation, or the cessation of his employment with the Company, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Act, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code section 51, all provisions of the California Labor Code; the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended; any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date Executive executes this Agreement.

(b)           Release by Company.  The Company, on behalf of itself and its parent, subsidiaries, and related entities and their past and present officers and directors, agrees to waive and release all claims which it may have against Executive, whether known or unknown, suspected or unsuspected, that arose on or before the date the Company executes this Agreement, including without limitation, all claims regarding any aspect of Executive’s employment, the cessation of his employment, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever.

(c)           Unknown Claims.  It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by the Company and Executive.  Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Notwithstanding Section 1542, and for the purpose of implementing a full and complete release and discharge of each party, the other party expressly acknowledges that this general release is intended to include and does include in its effect, without limitation, all claims which the other party does not know or suspect to exist in his or its favor at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.

(d)           Discrimination.  The release in this Agreement also includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation.  In accordance with the Older Workers Benefit Protection Act, Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Company.  Executive is hereby advised that he should consult with an attorney before signing this Agreement and that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to the Company.  In addition, Executive has a period of seven days following his execution of this Agreement in which he may revoke this Agreement.  If Executive does not advise the Company by a writing received by the Company within such seven day period of his intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of seven days.

6.             Confidential Information.  Executive shall hold all Confidential Information relating to the Company in strict confidence and shall not use, disclose or otherwise communicate the Confidential Information to anyone other than the Company without the prior written consent of the Company.  “Confidential Information” includes, without limitation, financial information, trade secrets, business plans, business methods or practices, market studies, customer lists, referral lists and other proprietary business information of the Company.  “Confidential Information” shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by the Company to third parties without restrictions on such third parties.  Executive shall return all Confidential Information to the Company upon the Resignation Date.

7.             Solicitation of Customers.  For a period after the Resignation Date, equal to the greater of (a) one (1) year or (b) the period during which Executive receives payment of any compensation or benefits under this Agreement, Executive shall not influence or attempt to influence, directly or indirectly, any customer of the Company to divert its business away from the Company.  In connection with the foregoing, the parties acknowledge that the customer lists of the Company and information retained by the Company regarding such customers constitute Confidential Information and trade secrets of the Company that provide the Company with independent economic value.

8.             Non-Competition.  For the period during which Executive continues to serve as a director of the Company, Executive shall not, directly or indirectly, in any capacity:

(a)           Engage, own or have any interest in;

(b)           Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

(c)           Furnish consultation or advice to; or

(d)           Permit his name to be used in connection with;

any person or entity that competes with the business of the Company.  Notwithstanding the foregoing, holding five percent (5%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this Section 8.

9.             Miscellaneous Provisions.

(a)           Notices.  Any notice given hereunder to the Company or to Executive shall be deemed sufficiently given if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by overnight delivery service, by facsimile or by Email as follows:

If to the Company:

DynTek, Inc.

19700 Fairchild Road, Suite 350

Irvine, CA  92612

Attention: Chief Operating Officer

Facsimile number: (949) 271-0800

Email address: casper.zublin@dyntek.com

If to Executive:

7 Canyon Rim

Newport Coast, CA 92657

Facsimile number: (949) 721-1544

Email address: sjamesross@aol.com

(b)           Governing Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.

(c)           Assignment.  Neither this Agreement nor any duties or obligations under this Agreement may be assigned by either party without the prior written consent of the other party; provided, however, that the Company may assign this Agreement in connection with any sale or transfer of the business to which it relates, whether by merger, sale of assets, sale of stock or otherwise.

(d)           Attorneys’ Fees.  If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action will be entitled to its reasonable attorneys’ fees and costs incurred, in addition to any other relief to which such party may be entitled.

(e)           Waiver of Breach.  The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

(f)            Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration or scope of any provision covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only the maximum duration or extent that may validly and enforceably be covered under applicable law.

(g)           Authority.  Each of the Company and Executive warrants and represents that it or he is authorized to execute and deliver this Agreement.

(h)           Further Assurances.  Each party agrees to execute such other and further instruments and documents as may be necessary or proper in order to complete the transactions contemplated by this Agreement.

(i)            Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

(j)            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k)           Integration.  Executive and the Company agree that this Agreement and the stock option agreement to be issued pursuant to Section 3 hereof are the sole agreements between them regarding the subject matter herein and embodies all terms, promises, representations, and understanding regarding the subject matter herein, and that no representations, inducements, or promises have been made except as expressly stated herein.

(l)            Interpretation.  This Agreement shall not be construed against any party merely because that party drafted or revised the provision in question, and it shall not be construed as an admission by the Company or Executive of any improper, wrongful, or unlawful actions, or any other wrongdoing against the other, and each party specifically disclaims any liability to or wrongful acts against the other.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth below.

DYNTEK , INC., a Delaware corporation

Date:	May 26, 2005
		By:	/s/ Casper Zublin
Casper Zublin, Chief Operating Officer

STEVEN J. ROSS

Date:	May 26, 2005	/s/ Steven J. Ross

SCHEDULE A

Personal Equipment

All cellphones, home office computer & network equipment and laptop currently in use by Executive